Exhibit 10.8
ONE WATER MARINE HOLDINGS, LLC
EMPLOYMENT AGREEMENT
(Jack Ezzell)

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into in Atlanta, Georgia between ONE WATER MARINE HOLDINGS, LLC, a Delaware limited liability company (the “Company”), and JACK EZZELL (“Executive”), as of February 11, 2020 (the “Effective Date”).

Background Facts:

A.	The Company wishes to continue to employ Executive as its Chief Financial Officer (the “Position”); and

B.	Executive wishes to continue his employment relationship with the Company; and

C.	OneWater Marine Inc., a Delaware corporation, (“OWM Public”) is traded on NASDAQ and holds as its only asset a significant equity interest in the Company and will benefit from this Agreement.

NOW THEREFORE, in consideration of the promises and mutual covenants contained herein, the parties, intending to be legally bound, agree as follows, and by the execution of the joinder to this Agreement, OWM Public agrees that the Executive shall hold the same Position with OWM Public. OWM Public will be a third-party beneficiary hereof and will honor all provisions of this Agreement applicable to it:

SECTION 1.          TERM OF EMPLOYMENT

The Company agrees to employ Executive, and Executive agrees to be employed by the Company, for a period beginning on the Commencement Date and ending four (4) years thereafter, unless otherwise terminated as provided herein (the “Term”).

SECTION 2.          DEFINITIONS

A.          “Affiliates” means those entities the majority of the control over which is held by the Company or another Affiliate\Persons controlled by, controlling or under common control with the Company.

B.          “Board of Managers” means the Board of Managers of the Company which shall be made up of the same individuals, holding the same positions as the Board of Directors of OWM Public, as it shall exist from time to time.

C.          “Cause” means the occurrence of any one or more of the following:

(1)          Executive has been convicted of, or pleads guilty or nolo contendere to, a felony involving dishonesty, theft, misappropriation, embezzlement, fraud crimes against property or person, or any act of moral turpitude which negatively impacts the Company; or

(2)          Executive intentionally furnishes materially false, misleading, or gross omissive information concerning a substantial matter material to the Company or persons to whom Executive reports; or

(3)          Executive intentionally and wrongfully materially damages material assets of the Company; or

(4)          Executive inappropriately discloses Confidential Information of the Company which has a material economic effect on the Company; or

(5)          Executive engages in any activity which would constitute a breach of the duty of loyalty as hereinafter defined; or

(6)          Executive solicits or accepts compensation in any form from any source other than the Company with respect to his service on behalf of the Company (excluding customary business gifts of nominal value); or

(7)          Executive breaches in any material fashion any stated employment policy or provision of the Company’s ethics policy when adopted and which could reasonably be expected to expose the Company to liability in any material financial respect or negatively impact the Company or its business reputation in any material financial effect; or

(8)          Executive commits a material breach of this Agreement which is not cured within fifteen (15) days after written notice is received by Executive in sufficient detail to permit Executive to understand the nature of the breach.; or

(9)          Executive engages in acts or omissions which constitute a material failure to follow reasonable and lawful directives of the Company, provided, however, that such acts or omissions are not cured by Executive within fifteen (15) days following the Company’s giving notice to Executive that the Company considers such acts or omissions to be “Cause” under this Agreement.

Failure to meet performance standards or objectives that does not involve any acts or omissions identified in (1) through (8) above shall not constitute Cause for purposes hereof.  For purposes of this definition of “Cause,” the term “Company” includes each of its Affiliates.

D.          “Change in Control” means the occurrence of any of the following; provided, however, that the acquisition by conversion or otherwise of equity interests in the Company by OWM Public shall not be considered in applying the conditions below; and provided, further, however that any of the following which occur with respect to OWM Public itself (with the term “Company” including OWM Public and the term Board of Managers including the Board of Directors of OWM Public) shall also constitute a Change in Control:

(1)          The Board of Managers approves the sale of all or substantially all of the assets of the Company in a single transaction or series of related transactions;

(2)          The Company sells and/or one or more equity holders sells a sufficient amount of its equity interests (whether by tender offer, original issuance, or a single or series of related purchase and sale agreements and/or transactions) sufficient to confer on the purchaser or purchasers thereof (whether individually or a group acting in concert) beneficial ownership of at least fifty percent (50) of the combined voting power of the voting securities of the Company;

(3)          The Company is party to a merger, consolidation or combination, other than any merger, consolidation or combination that would result in the holders of the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger, consolidation or combination; or

(4)          A majority of the Board of Managers consists of individuals who are not Continuing Directors (for this purpose, a Continuing Director is an individual who (i) was a director of the Company on the Effective Date or (ii) whose election or nomination as a manager of the Company is approved by a vote of at least a majority of the managers then comprising the Continuing Directors).

For purposes hereof, the definition of a Change of Control shall be construed and interpreted so as to comply with the definition contained in Code Section 409A.

E.          “Code” means the Internal Revenue Code of 1986, as amended.  Any reference to a specific provision of the Code shall be deemed to refer to any successor provision thereto and the regulations promulgated thereunder.

F.          “Commencement Date” shall be the Effective Date of this Agreement.

G.          “Company” means One Water Marine Holdings, LLC, a Delaware limited liability company; for the purposes of this Agreement.

H.          “Company Operating Agreement” means the Restated Operating Agreement of the Company dated February 11, 2020, as amended from time to time.

I.          “Committee” means the Company’s Compensation Committee or, if no such committee exists, the term Compensation Committee shall mean the Company’s Board of Managers.

J.          “Continuation Period” means a period equal to twelve (12) months.  There shall be no Continuation Period following a termination by the Company or its Affiliates for Cause or a termination by Executive without Good Reason.

K.          “Current Insurance Coverage” means medical, dental, life and accident and disability insurance with coverage consistent with the lesser of (i) the coverage in effect immediately prior to Executive’s termination, or (ii) the coverage in effect from time to time as applied to persons in positions similar to the position held by Executive at the time of termination.

L.          “Disability” means Executive’s inability, due to physical or mental incapacity, to perform his duties under this Agreement, with a reasonable accommodation, on a full-time basis for a period of three (3) consecutive months along with the Executive’s treating physician’s statement that in such physician’s opinion that his condition will not sufficiently improve within that period to be able to resume substantially all of his duties on a full time basis.  Any dispute as to Disability shall be conclusively determined in the manner set forth in Section 7.G below.

M.          “Executives” is defined to mean named executive officers including Jack Ezzell.

N.          “GAAP” means generally accepted accounting principles” as practiced in the United States.

O.          “Good Reason” means the occurrence of any one or more of the following:

(1)          A material and continuing failure to pay to Executive compensation and benefits (as described in Section 4) that have been earned, if any, by Executive, except failure to pay or provide compensation or benefits that are in dispute between the Company and Executive unless such failure continues following the resolution of such dispute; or

(2)          A material reduction in Executive’s compensation or benefits (as described in Section 4) other than a uniform reduction applied to all Executives of the Company that does not result in a reduction of Base Salary of more than fifteen percent (15%); or

(3)          Any failure by the Company to comply with any of the material provisions of this Agreement and which is not remedied by the Company within fifteen (15) days after receipt of notice thereof given by Executive; or

(4)          Any requirement that Executive perform duties that, in the good faith and reasonable professional judgment of Executive, after consultation with the Board of Managers of the Company, are inconsistent with ethical or lawful business practices; or

(5)          Executive’s being required to relocate to a principal place of employment more than fifty (50) miles from his current principal place of employment in Atlanta, Georgia during the Term; or

If following a Change in Control only, there occurs a material change in Executive’s duties, roles, or responsibilities.  For purposes of this subsection, “material change” shall be of such a character that a reasonable person serving in a like or similar executive capacity would feel compelled to resign from employment.  Examples of “material change” include, but are not limited to substantial reduction of Executive’s authority to make decisions relating to his business responsibilities; Executive being required to assume or perform substantially greater responsibilities (without reasonable additional compensation) than previously required to perform; substantial reduction of Executive’s responsibilities for personnel matters relating to his business operations; substantial alteration or change in Executive’s work schedule; any restructuring or reassignment of any of Executive’s responsibilities, in a manner that diminishes them or is materially adverse to Executive, from that which was in effect at the time of the Change in Control; and other substantial changes in Executive’s terms or conditions of employment not related to Executive’s principal business responsibilities.  Good Reason pursuant to this subsection shall not exist unless (a) Executive’s “material change” has existed for a period of at least two months; (b) Executive has consulted with management senior to Executive and his supervisor, in a good faith effort to resolve the issues giving Executive reason to believe a “material change” has occurred; (c) Executive gives written notice of Executive’s resignation for Good Reason under this paragraph within six months following the commencement of the “material change,” and (d) Executive’s Termination Date is within thirty (30) days of delivery such notice.  For purposes of this definition of “Good Reason,” the term “Company” includes each of its Affiliates.

P.          “OWM Public” means OneWater Marine Inc., a Delaware corporation.

Q.          “Termination Date” means the date of Executive’s termination of employment, or if Executive continues to provide services to the Company or its 409A affiliates following his termination of employment, such later date as is considered a separation from service from the Company and its 409A affiliates within the meaning of Code Section 409A.  For purposes of this Agreement, Executive’s “termination of employment” shall be presumed to occur when the Company and Executive reasonably anticipate that no further services will be performed by Executive for the Company and its 409A affiliates or that the level of bona fide services Executive will perform as an employee of the Company and its 409A affiliates will permanently decrease to no more than 20% of the average level of bona fide services performed by Executive (whether as an employee or independent contractor) for the Company and its 409A affiliates over the immediately preceding 36-month period (or such lesser period of services).  Whether Executive has experienced a termination of employment shall be determined by the Company in good faith with any dispute resolved in accordance with the provisions of Section 7.G and consistent with Section 409A of the Code.  Notwithstanding the foregoing, if Executive takes a leave of absence for purposes of military leave, sick leave or other such bona fide reason, Executive will not be deemed to have experienced a termination of employment for the first six (6) months of such leave of absence, or if longer, for so long as Executive’s right to reemployment is provided either by statute or by contract, including this Agreement; provided that if the leave of absence is due to a medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than six (6) months, where such impairment causes Executive to be unable to perform the duties of his position of employment or any substantially similar position of employment, with or without a reasonable accommodation, the leave may be extended by the Company for up to twenty-nine (29) months without causing a termination of employment.  For purposes hereof, the term “409A affiliate” means each entity that is required to be included in the Company’s controlled group of corporations within the meaning of Section 414(b) of the Code, or that is under common control with the Company within the meaning of Section 414(c) of the Code; provided, however, that the phrase “at least 50 percent” shall be used in place of the phrase “at least 80 percent” each place it appears therein or in the regulations thereunder.

SECTION 3.          TITLE; POWERS AND RESPONSIBILITIES

A.          Title.  Executive shall be the Chief Financial Officer of the Company and each of its Affiliates, or such other title as designated by the Company’s Board of Managers.  Executive shall assume those duties under this Agreement as of the Commencement Date.

B.          Powers and Responsibilities.

(1)          As Chief Financial Officer, Executive shall have responsibility for overall oversight and operation of all aspects of the Company’s business, subject to the directives of the Board of Managers, and shall have the duties and responsibilities normally applicable to the chief financial officer of a publicly traded corporation, with respect to the Company and its Affiliates.  Executive shall use Executive’s reasonable best efforts to faithfully perform the duties of his Position and shall perform such duties as are usually performed by a person serving in Executive’s position with a business similar in size and scope as the Company and such other additional duties as may be prescribed from time to time by the Board of Managers of the Company which are reasonable and consistent with the Company’s operations, taking into account officer’s expertise and job responsibilities.  Executive agrees to devote Executive’s full business time and attention to the business and affairs of the Company; provided, this is not intended to prevent Executive from participating in personal, charitable or civic activities which do not interfere with the discharge of his responsibilities as the CEO in any material respects hereinafter referred to as “Permitted Exceptions”.   Executive shall serve on such boards and in such offices of the Company or its subsidiaries as the Company’s Board of Managers reasonably requests without additional compensation but not to overwhelm and interfere with the discharge of his primary responsibilities to the Company

(2)          Executive, as a condition to his employment under this Agreement, represents and warrants that he can assume and fulfill responsibilities described in Section 3.B without any risk of violating any non-compete or other restrictive covenant or other agreement to which he is a party.  During the Term, Executive shall not enter into any agreement that would preclude, hinder or impair his ability to fulfill responsibilities described in Section 3.B specifically or this Agreement generally except the Permitted Exceptions referred to in Section 3.B.

(3)          The Company represents and warrants that it has the legal ability to engage the Executive to assume and fulfill responsibilities described in Section 3.B without any risk of violating any of its governance documents, or any other agreements it has with any other entity in the world including without limitation any lending documents, any other documents, any SEC documents, Orders, Decrees or restriction, any other State, Federal, and or municipal agreements, orders, decrees or the like contracts of any kind, State, Federal and Municipal court orders, judgments, agreements with third parties or any other restrictive provision contained in any contract, governance documents and or court or quasi court order(s) or rule(s) or regulation(s) of any federal and/or state and or municipal law to which it is a party.

SECTION 4.          COMPENSATION AND BENEFITS

The compensation and benefits described in this Section 4 shall be the total and exclusive consideration to be paid to or for the benefit of Executive, in whatever form and from whatever source derived, on account of his service to the Company and its Affiliates, unless otherwise approved in advance by the Company in writing.

A.          Base Salary.  Executive’s base salary shall be $400,000.00 per year payable monthly (or more frequently) beginning on the effective date of OWM Public’s initial public offering, with annual increases, if any, thereafter, as may be determined in the sole discretion of the Committee (“Base Salary”).  The Base Salary and any payments to Executive during any Continuation Period shall be payable in accordance with the Company’s standard payroll practices and policies (unless otherwise expressly provided herein) and shall be subject to such withholdings as required by law or as otherwise permissible under such practices or policies.  From the Effective Date through September 30, 2022, the Executive’s current base salary shall continue to apply.

B.          Annual Incentive Bonus.  Executive shall be eligible to receive an annual incentive bonus each calendar year which is a percentage or multiple of $100,000 (the “Annual Bonus”).  The Annual Bonus shall be awarded upon Executive’s achieving reasonable goals annually as set forth by the Committee, and paid to Executive in a lump sum promptly after it has been awarded, but in any event on or before the later of (i) ninety (90) days after the end of the fiscal year with respect to which the Annual Bonus was awarded, or (ii) ten (10) days following the issue of the audited financials for the fiscal year with respect to which the Annual Bonus was awarded (but, in any event, during the fiscal year following the year to which the Annual Bonus relates).  Nothing in this Section 4.B guarantees that an Annual Bonus will be paid in any given year, but instead the Annual Bonus must be earned by Executive on the terms set forth herein, if at all; provided, however, that the criteria shall be adopted in good faith and not with the intent of discriminating against the Executive.  The Annual Bonus shall be calculated and paid on a quarterly basis with the payment to be made within thirty (30) days following the end of each fiscal quarter based on meeting the Performance Criteria for the year to date through the end of the fiscal quarter then ended.  The Annual Bonus shall be subject to a true-up at the end of each fiscal year so that the total Annual Bonus paid with respect to the entire year is neither above or below the appropriate Annual Bonus or the entire year.

(1)	The Annual Bonus and will be determined by actual (not pro-forma) performance in 2 areas (the “Performance Criteria”):

•	pre-tax income bonus (80% of overall bonus target)

•	aged inventory bonus (20% of overall bonus target)

(2)
The criteria for each performance area will be determined annually by the Committee, with the input of management.  The Committee will set minimum increases in each of the annual targets from year to year as appropriate.  Specifically, the pre-tax income budget will be agreed upon annually by the Board of Managers after recommendations from the Committee with due consideration given to Executive’s input and will be based on the annual budget suggested by management.  The approved pre-tax income budget becomes the “Target” for determining the annual pre-tax income bonus.

(3)
The “Threshold” for receiving any pre-tax income bonus is achieving 80% of the budgeted pre-tax income and the “Maximum” pre-tax income bonus is paid at 140% of budgeted pre-tax income.  The pre-tax income bonus is 50% of pre-tax income bonus target at “Threshold” and 200% of pre-tax income bonus target at “Maximum”.  In between “Threshold” and “Maximum” the pre-tax income bonus is a straight-line progression between 50% and 200%.  Thus, if the actual pre-tax income is exactly the budgeted amount, the pre-tax income bonus would be 100% of the pre-tax income bonus target.  For purposes of this calculation, the board may use its discretion to include or exclude certain one-time items included in the calculation of pre-tax income. However, subject to the prior sentence GAAP will be applied consistently with this calculation and exercise as is used in the preceding two years financial statements and income tax returns.

(4)
The calculation of the aged inventory bonus will be similar in structure to the pre-tax income bonus and will include a threshold of 80% and a maximum performance level of 140%, with bonus payouts of 50% to 200% based on straight-line progression between threshold and maximum performance.  The Compensation Committee will work with management to develop appropriate threshold and maximum targets for the aged inventory management bonus targets.  Annual incentive will be paid annually based on the audited financial statements and after approval of the calculation by the Compensation Committee.

C.          Equity Grants.  The Executive shall also receive equity grants annually, beginning with the Company’s fiscal year beginning October 1, 2019, in the form of Restricted Shares (defined below) constituting forty percent (40%) of the total possible equity Grant, and Performance Shares (defined below) constituting sixty percent (60%) of the total possible equity Grant.  Notwithstanding anything herein to the contrary, to avoid excessive dilution, a maximum number of Restricted Shares and Performance Shares to be issued annually in the aggregate to the Executive and all other executives receiving equity grants for the year in question may be set in the sole discretion of the Committee.

(1)
“Restricted Shares” represent the right to receive Class A shares in OWM Public as more fully described in the Articles of Incorporation of OWM Public (“Class A Shares”).  Restricted Shares shall vest ratably over a forty-eight (48) month period so long as the Executive remains employed by the Company and its Affiliates as of the end of each calendar month unless such vesting is accelerated as otherwise provided herein.  Executive’s annual number of Restricted Shares shall have a total value of $120,000 (the “Restricted Share Value”).

(2)
“Performance Shares” represent the right to receive Class A Shares. Executive’s annual number of “Target Performance Shares” shall have a total value of $180,000 (the “Performance Share Value”).  The ultimate number of Performance Shares to be earned will be determined based on the performance of the Company versus specific performance objectives established by the Committee for the fiscal year following the year in which the Value Date (described below) falls (the “Measurement Period”).  The number of such Target Performance Shares ultimately earned shall range from 0-175% of the number of Target Performance Shares calculated as the annual incentive calculation is calculated and will include performance against the Performance Criteria, or such other performance criteria as are established by the Committee from time to time.  The Performance Shares earned will vest ratably over a thirty-six (36) month period.

(3)
The number of Restricted Shares to be granted to equal the Restricted Share Value and the number of Target Performance Shares to be granted to equal the Performance Share Value, shall be determined based on the closing price of the Class A Shares on NASDAQ as of the day of the equity grant in question (the “Value Date”); provided, however, the number of Restricted Shares to be granted in connection with the initial public offering of OWM Public shall be determined based on the price offered to the underwriters in the offering.

(4)	For avoidance of doubt, except as otherwise provided herein, any Equity Grants which have not vested as of the Executive’s Termination Date shall be forfeited and shall not vest.

D.          Annual Review.  In October of each year, the Committee shall meet with Executive to (i) assess Executive’s performance during the prior calendar year compared to the goals established in his prior annual review, and award Executive the Annual Bonus and the Equity Grants for the prior calendar year based on that assessment, (ii) adjust Executive’s Base Salary for the current calendar year, taking into account such factors as the increased cost of living, any changes in Executive’s allowances or benefits, Executive’s development as an employee, and his standing in the community and in his profession, (iii) in consultation with Executive, set reasonable performance goals for the current year and (iv) his performance directly or indirectly related to the growth and success of the Company All performance related compensation and equity grants shall be determined after the Company has received its audited financials for the year in question. For clarity, the audit financial statements will be provided to the Executive immediately upon receipt by the Company. In addition, any computations related to any of the provision above in this Section 4 will be provided to the Executive in sufficient time for Executive’s review prior to any meeting and explanation of the benefits and the decisions made in declaring the benefits.  For the portion of the fiscal year during which, and following the time, the gross revenue of the Company exceeds $1 billion and for with respect to each second fiscal year thereafter, the Committee shall review the Executive’s Base Salary, Annual Bonus and Equity Grants after consulting with a nationally recognized compensation consultant (such as Aon Consultants) to bring such compensation in line with the then peer group of companies.

E.          End of Term.  At the end of the Term (unless due to a termination by the Company or its Affiliates for Cause), Executive’s unpaid Base Salary, Bonus and Equity Grants (to the extent vested) shall be prorated on a daily basis through the Termination Date and promptly paid to Executive, subject to such withholdings as required by law, with Performance Shares calculated with respect to the performance for the full fiscal year during which the term ended and prorated as of the Termination Date..

F.          Employee Benefit Plans.  Executive shall be entitled to receive such benefits as medical, dental, life, accident and disability insurance, to the same extent and for as long as the Company or an Affiliate maintains such plans for its other senior Executives, provided however that such plans will not be intended to be discriminatory among the Executives.

G.          Personal Time Off.  Executive shall receive a combined total of thirty (30) days’ paid vacation and holidays each year during the Term, to be taken in increments of two weeks or less.  Up to ten (10) days of vacation or holiday time not used during any calendar year of the Term will be carried forward to the next calendar year only, and any unused balance remaining after the carryover year will be forfeited.  In no event will the Company or any Affiliate have any obligation to pay Executive for any unused vacation or holiday time not used.

H.          Expense Reimbursements. Executive shall be reimbursed for expenses incurred in furtherance of Company business in accordance with the Company’s standard policies of which Executive has been made aware in writing, and applicable laws in effect from time to time.

I.            Indemnification. With respect to Executive’s acts or failures to act during his employment in Executive’s capacity as an officer, employee or agent of the Company, Executive shall be entitled to indemnification from the Company, and to liability insurance coverage (if any), on the same basis as other officers of the Company.  Executive shall be indemnified by the Company, and the Company shall pay Executive’s related expenses as provided in the Company’s Operating Agreement.

SECTION 5.          TERMINATION OF EMPLOYMENT

A.          General.  The Board of Managers shall have the right to terminate Executive’s employment and this Agreement at any time with or without Cause, and Executive shall have the right to terminate his employment and this Agreement at any time with or without Good Reason; provided that obligations under this Section 5, Section 6 and Section 7 shall survive termination of the Agreement.  The Board of Managers may delegate its power to terminate Executive to the person to whom Executive reports if the Executive is other than the Chief Executive Officer. If the Company intends to offer re-employment to Executive following the end of the Term of this Agreement on terms different from those then in effect, it will present its offer no later than thirty (30) days before the end of the Term.  If no offer of different terms is made during such thirty (30) day period, then the Company shall be deemed to have offered the Executive a renewal of this Agreement on the same terms as the then current terms of this Agreement.

(1)
If the offer contains compensation and benefits not materially less advantageous to Executive than those set forth in this Agreement and Executive does not accept that offer within thirty (30) days following the offer having been made, then upon the expiration of the then current Term of this Agreement, Executive shall be deemed to have terminated his employment without Good Reason.

(2)
If the offer contains compensation and benefits which are materially less advantageous to Executive than those set forth in this Agreement and Executive does not accept that offer within thirty (30) days following the offer having been made, then upon the expiration of the then current Term of this Agreement, Executive shall be deemed to have been terminated by the Company and its Affiliates without Cause.

B.          Termination by Board of Managers without Cause or by Executive for Good Reason.  If the Company or any Affiliate terminates Executive’s employment without Cause, or Executive resigns for Good Reason, then in either of those circumstances, the Company’s only obligation to Executive under this Agreement (except as provided below with respect to termination for Disability or death) shall be to pay Executive:

(1)	his earned but unpaid Base Salary and Annual Bonus, if any, prorated on a daily basis up to the Termination Date; and

(2)	any expense reimbursement payments owed to Executive for expenses incurred prior to the Termination Date; and

(3)
severance payments (collectively, “Severance”) in an aggregate amount equal to (i) one hundred percent (100%) of the sum of the Executive’s Base Salary which he received during the full fiscal year immediately preceding the fiscal year in which the termination occurred (the “Base Year”), and (ii) continuation of the Annual Bonus paid based on the Company’s achievement of the Performance Criteria each year (pro-rated for partial fiscal years) during the Continuation Period.  For avoidance of doubt, (x) if the termination is effective on the last day of fiscal year, then the year then ending shall be the Base Year, (y) the Severance shall not include any Equity Grants, and (z) the Annual Bonus shall be paid only if, and to the extent, the continuing executives receive their Annual Bonus based on the then existing Performance Criteria.  Executive’s Severance shall be payable in installments, consistent with the Company’s payroll periods then in effect, for the length of the Continuation Period beginning upon Executive’s Termination Date, and subject to such withholdings as required by law; provided, however, any Annual Bonuses paid during the Continuation Period will be paid at the time such Annual Bonus, if any, is paid to continuing executives based on the then existing Performance Criteria; and

(4)	during the Continuation Period Executive shall also continue to receive, at the Company’s cost, the Current Insurance Coverage;

(5)
provided however, that as a condition to receiving such Severance and continuation of Current Insurance Coverage, Executive shall execute and deliver to the Company the Separation Agreement in the form of Exhibit A attached hereto; and provided further that if the taxable value of the continued life and accident and disability coverage to Executive during the Continuation Period exceeds the annual dollar limit in effect under Code Section 402(g)(1)(B) for the year of such termination or is not otherwise exempt from section 409A of the Code, then Executive shall pay the premiums in excess of such limit for such coverage during the Continuation Period and after the end of the Continuation Period, the Company shall reimburse Executive for the amount of the premiums paid by Executive, without interest thereon.  Moreover, payment of the Severance (or portion thereof) shall be delayed, if required, and to the extent required to comply with Code Section 409A.

C.          Termination by the Board of Managers for Cause or by Executive without Good Reason. If the Board of Managers of the Company terminates Executive’s employment for Cause or Executive resigns without Good Reason, the Company’s only obligation to Executive under this Agreement shall be to pay Executive his earned but unpaid Base Salary, if any, up to the Termination Date, and the Company shall have no obligation to pay any unpaid Annual Bonus or Equity Grant with respect to the year during which the Termination Date occurs or to pay any Severance.  The Company shall only be obligated to make such payments and provide such benefits under any employee benefit plan, program or policy in which Executive was a participant as are explicitly required to be paid to Executive by the terms of any such benefit plan, program or policy following the Termination Date.

D.          Termination for Disability.  Subject to the terms of Section 2 (“Disability”), after six (6) consecutive months of such disability leave of absence, Executive’s service may be terminated by the Company.  In the event Executive is terminated from employment due to Disability, the Company shall:

(1)          Pay Executive his Base Salary only for twelve (12) months following such termination with a credit for any disability insurance proceeds paid to the Executive; provided that if such payment exceeds the applicable dollar amount in effect under Code Section 402(g)(1)(B) for the year in which such termination occurs or is not otherwise exempt from section 409A of the Code, then the payment in excess of such applicable dollar amount shall be paid following six (6) months after Executive’s Termination Date;

(2)          Pay Executive his unpaid Annual Bonus, if any, for the calendar year in which such termination of employment occurs, prorated for the number of days in such fiscal year through the end of the month in which Executive’s employment terminates and calculated as though the Company achieved 100% of its target levels of performance; provided that if such payment exceeds the applicable dollar amount in effect under Code Section 402(g)(1)(B) for the year in which such termination occurs or is not otherwise exempt from section 409A of the Code, then the payment in excess of such applicable dollar amount shall be paid following six (6) months after Executive’s Termination Date;

(3)          Pay or cause the payment of benefits to which Executive is entitled under the terms of any disability plan of the Company covering Executive at the time of such Disability:

(4)          Pay premiums for COBRA coverage as provided in Section 5.F; and

(5)          Make such payments and provide such benefits as otherwise called for under the terms of each other employee benefit plan, program and policy in which Executive was a participant; provided no payments made under Section 5.D(2) or Section 5.D(3) shall be taken into account in computing any payments or benefits described in this Section 5.D(6).

Notwithstanding Executive’s Disability, during the period of Disability leave, Executive shall be paid in full (net of insurance) as if he were actively performing services.  Executive agrees to simultaneously use any available leave under the Family and Medical Leave Act of 1993 during such disability leave of absence.  During the period of such Disability leave of absence, the Board of Managers may designate someone to perform Executive’s duties.  Executive shall have the right to return to full-time service so long as he is able to resume and faithfully perform his full-time duties.

E.          Death.  If Executive’s employment terminates as a result of his death, the Company shall:

(1)          Pay to Executive’s estate Executive’s Base Salary through the end of the month in which Executive’s employment terminates as soon as practicable after Executive’s death;

(2)          Pay to Executive’s estate his Annual Bonus, if any, for the calendar year in which such termination of employment occurs, prorated for the number of days in such fiscal year through the end of the month in which Executive’s employment terminates due to death and calculated as though the Company achieved 100% of its target levels of performance;

(3)          Pay to Executive’s estate a one-time payment of $500,000 which may be covered by the Company maintaining key man insurance on Executive;

(4)          Make such payments and provide such benefits as otherwise called for under the terms of each other employee benefit plan, program and policy in which Executive was a participant; provided no payments made under Section 5.E(2) shall be taken into account in computing any payments or benefits described in this Section 5.E(3); and

(5)          Provide Current Insurance Coverage or pay COBRA premiums, as applicable, for Executive’s dependents for the period of one year.

(6)          Any amounts payable to Executive under this Agreement which are unpaid at the date of Executive’s death or payable hereunder or otherwise by reason of Executive’s death, shall be paid in accordance with the terms of this Agreement to Executive’s estate; provided that if there is a specific beneficiary designation in place for any specific amount payable, then payment of such amount shall be made to such beneficiary.

(7)          All unvested Equity Grants held by the Executive shall automatically vest on such Executive’s death except for Performance Shares which shall only vest as such are earned based on realization of the Performance Criteria applicable to such grants.

F.          Benefit Continuation.  Upon termination of Executive’s employment, Executive shall be provided notice of his right to continue his group health insurance coverage(s) subject to the terms of the plans and as provided under COBRA.  Provided Executive is eligible for and elects COBRA coverage, and has not been terminated from employment for Cause or resigned without Good Reason, then the Company shall pay Executive’s COBRA premiums commencing on the date of Executive’s termination of employment and continuing for the applicable Continuation Period in order to continue Executive’s health insurance coverage and maintain such coverage in effect; provided that following the end of the COBRA continuation period, if Executive’s health insurance coverage is provided under a health plan that is subject to Code Section 105(h), benefits payable under such health plan shall comply with the requirements of Treasury Regulation Section 1.409A-3(i)(1)(iv) and, if necessary, the Company or an Affiliate shall amend such health plan to comply therewith.

G.          Relinquishment of Corporate Positions. Upon Executive’s termination of Employment for any of the reason cited above, then and in such event, Executive shall automatically cease to be an officer and/or director of the Company and OWM Public and their Affiliates as of his Termination Date of employment.

H.          Limitation.  Anything in this Agreement to the contrary notwithstanding, Executive’s entitlement to or payments under any other plan or agreement shall be limited to the extent necessary so that no payment to be made to Executive on account of termination of his employment with the Company and its Affiliates will be subject to the excise tax imposed by Code Section 4999, but only if, by reason of such limitation, Executive’s net after tax benefit shall exceed the net after tax benefit if such reduction were not made.  “Net after tax benefit” shall mean (i) the sum of all payments and benefits that Executive is then entitled to receive under any section of this Agreement or other plan or agreement that would constitute a “parachute payment” within the meaning of Section 280G of the Code, less (ii) the amount of federal income tax payable with respect to the payments and benefits described in clause (i) above calculated at the maximum marginal income tax rate for each year in which such payments and benefits shall be paid to Executive (based upon the rate in effect for such year as set forth in the Code at the time of the first payment of the foregoing), less (iii) the amount of excise tax imposed with respect to the payments and benefits described in clause (i) above by Section 4999 of the Code.  Any limitation under this Section 5.H of Executive’s entitlement to payments shall be made in the manner and in the order directed by Executive.

SECTION 6.          COVENANTS BY EXECUTIVE

A.          Company Property.  Upon the termination of Executive’s employment for any reason, Executive shall promptly return all Company Property which had been entrusted or made available to Executive by the Company.  “Property” means all records, files, memoranda, communication, reports, price lists, plans for current or prospective business operations, customer lists, drawings, plans, sketches, keys, codes, computer hardware and software and other property of any kind or description prepared, used or possessed by Executive during Executive’s employment by the Company and its Affiliates (and any duplicates of any such Property) together with any and all information, ideas, concepts, discoveries, processes, intellectual property, inventions and the like conceived, made, developed or acquired at any time by Executive individually or with others during Executive’s employment which relate to the Company and/or its Affiliates or its products or services or operations.  For elimination of doubt, Company Property does not include Executive’s Rolodex or Contacts file, the personal data maintained on his computer and other electronic devices and all of the above identified property which Executive knew or owned prior to his Employment by the Company.

B.          Trade Secrets.  Executive agrees that Executive shall hold in a fiduciary capacity for the benefit of the Company and its Affiliates and shall not directly or indirectly use or disclose any Trade Secret that Executive may have acquired during the term of Executive’s employment by the Company and its Affiliates for so long as such information remains a Trade Secret.  “Trade Secret” means information, including, but not limited to, technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing or a process that (1) derives economic value, actual or potential, from not being generally known to, and not being generally readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use and (2) has been the subject of reasonable efforts by the Company or its Affiliates to maintain its secrecy.  This Section 6.B is intended to provide rights to the Company and its Affiliates which are in addition to, not in lieu of, those rights the Company and its Affiliates have under the common law or applicable statutes for the protection of trade secrets. Notwithstanding the foregoing the parties hereto acknowledge that some of the information and ideas, concepts and plans and procedure were developed by Executive prior to his association with Company and its Affiliates and, thus, are his to use and share.

C.          Confidential Information.  During the Term and continuing thereafter indefinitely, Executive shall hold in a fiduciary capacity for the benefit of the Company, and shall not directly or indirectly use or disclose, any Confidential Information that Executive may have acquired (whether or not developed or compiled by Executive and whether or not Executive is authorized to have access to such information) during the term of, and in the course of, or as a result of Executive’s employment by the Company and its Affiliates without the prior written consent of the Board of Managers unless and except to the extent that such disclosure is (i) made in the ordinary course of Executive’s performance of his duties under this Agreement or (ii) required by any subpoena or other legal process (in which event Executive will give the Company prompt notice of such subpoena or other legal process in order to permit the Company to seek appropriate protective orders); provided, however, that nothing contained in this Agreement shall limit Executive’s ability to communicate with any federal or state government agency or otherwise participate in any investigation or proceeding that may be conducted by any such federal or state government agency, including by providing documents or other Confidential Information, without notice to the Company or the Board of Managers. This Agreement does not limit Executive’s right to receive an award for any information provided to any federal or state government agency.  “Confidential Information” means any secret, confidential or proprietary information possessed by the Company or any of its subsidiaries or affiliates, including, without limitation, trade secrets, customer or supplier lists, details of client or consultant contracts, current and anticipated customer requirements, pricing policies, price lists, market studies, business plans, operational methods, marketing plans or strategies, advertising campaigns, information regarding customers or suppliers, computer software programs (including object code and source code), data and documentation data, base technologies, systems, structures and architectures, inventions and ideas, past current and planned research and development, compilations, devices, methods, techniques, processes, financial information and data, business acquisition plans and new personnel acquisition plans and the terms and conditions of this Agreement that has not become generally available to the public.  Notwithstanding anything to the contrary contained herein, the term “Confidential Information” shall in no event apply to any information which (x) was generally available to or known by the public prior to the Commencement Date; (y) has become generally available to or known by the public after the Commencement Date other than as the result of a direct or indirect disclosure by Executive; and (z) was known and used by Executive prior to his Employment by the Company.  Subject to the exceptions in this paragraph, the existence and terms of this Agreement are confidential and are not to be disclosed to or discussed with any other person except Executive’s attorneys, accountants, bankers and financial advisors.

D.          Restriction.  During the Term and for a period of one year thereafter, Executive will not be an employee, agent, director, stockholder or owner (except of not more than a 5% interest in the voting securities of any publicly traded entity), partner, consultant, financial backer, creditor or be otherwise directly or indirectly connected with or participate in the ownership, management, operation or control of any business, firm, proprietorship, corporation, partnership, association, entity, venture or other form or property ownership a material part of the business activities of which (a “Competing Business”) is the development, ownership, leasing or management of retail marine dealerships and related operations (“Business”) within an area (the “Restricted Area”) which is (i) any state in which the Company or any of its Affiliates conducted any part of the Business in any material respect within the twelve (12) months preceding the Termination Date.  Notwithstanding the foregoing, nothing in this Agreement shall be construed as limiting Executive’s ability to invest personally in real estate or other investments which do not constitute a Competing Business, subject to the limitations of this Section 6 generally.

E.          Non-Solicitation.  During the Term and for a period of two years thereafter (such period is referred to as the “No Recruit Period”), Executive will not solicit or attempt to solicit, either directly or indirectly, any person that he knows or should reasonably know to be an employee of the Company, whether any such employees are now or hereafter through the No Recruit Period so employed or engaged by the Company, to terminate or alter their employment with the Company.   The foregoing is not intended to limit any legal rights or remedies that any employee of the Company or any Affiliate may have under common law with regard to any interference by Executive at any time with the contractual relationship the Company or any Affiliate may have with any of its employees.

F.          Reasonable and Continuing Obligations.  Executive agrees that Executive’s obligations under this Section 6 are obligations which will continue beyond the date Executive’s employment terminates and that such obligations are reasonable, fair and equitable in scope.  The terms and duration are necessary to protect the Company’s legitimate business interests and are a material inducement to the Company to enter into this Agreement.  Executive further acknowledges that the consideration for this Section 6 is his employment or continued employment.  Executive will not be paid any additional compensation during this Restricted Period for application or enforcement of the restrictive covenants contained in this Section 6.

G.          Work Product.  The term “Work Product” includes any and all information, programs, concepts, processes, discoveries, improvements, formulas, know-how and inventions, in any form whatsoever, relating to the business or activities of the Company, or resulting from or suggested by any work developed by Executive in connection with the Company, or by Executive at the Company’s request during his employment with the Company. Executive acknowledges that all Work Product developed during the Term is property of the Company and/or its Affiliates and accordingly, Executive does hereby irrevocably assign all Work Product developed by Executive to the Company and agrees: (a) to assign to the Company, free from any obligation of the Company to Executive, all of Executive’s right, title and interest in and to Work Product conceived, discovered, researched, or developed by Executive either solely or jointly with others during the term of this Agreement and for three (3) months after the termination or nonrenewal of this Agreement; and (b) to disclose to the Company promptly and in writing such Work Product upon Executive’s acquisition thereof.

H.          Cooperation.  During and subsequent to termination of the employment of Executive, Executive will, at no costs to the Executive, cooperate with the Company and furnish any and all complete and truthful information, testimony or affidavits in connection with any matter that arose during Executive’s employment, that in any way relates to the business or operations of the Company or any of its subsidiary corporations, divisions or affiliates, or of which Executive may have any knowledge or involvement; and will consult with and provide information to the Company and its representatives concerning such matters.  Executive shall not undermine the authority of the Company, its Board of Managers or others within the Company to whom Executive reports, nor speak or publish disparaging information about the Company or its Affiliates.  Subsequent to the termination of the employment of Executive, the parties will make their good faith best efforts to have such cooperation performed at reasonable times and places and in a manner as not to unreasonably interfere with any other employment in which Executive may then be engaged. Nothing in this Agreement shall be construed or interpreted as requiring Executive to provide any testimony, sworn statement or declaration that is not complete and truthful. However if Executive does travel outside the metropolitan area in the United States where Executive then resides to provide any testimony or otherwise provide any such assistance, then the Company will reimburse Executive for any reasonable, ordinary and necessary travel and lodging expenses incurred by Executive to do so based on “first class” accommodations as to travel, food, lodging and transportation provided Executive submits all documentation required under the Company’s standard travel expense reimbursement policies of which Executive has been made aware in writing, and as otherwise may be reasonably required to satisfy any requirements under applicable tax laws for the Company or its Affiliates to deduct those expenses. Nothing in this Agreement shall be construed or interpreted as requiring Executive to provide any testimony or affidavit that is not complete and truthful.

I.          Remedies.  Executive recognizes that his duties may entail the receipt of Trade Secrets and Confidential Information as defined in this Section 6.  Those Trade Secrets and Confidential Information have been developed by the Company and/or its Affiliates at substantial cost and constitute valuable and unique property of the Company and its Affiliates.  Moreover, each of the provisions of this Section 6 have been specifically bargained for by the Company as a condition of the benefits derived by Executive hereunder.  Accordingly, Executive acknowledges that protection of Trade Secrets and Confidential Information is a legitimate business interest.   Subject to Dispute Resolution determination, if Executive shall breach the covenants contained in this Section 6 in a “material respect”, the Company shall have no further obligation to make any payment to Executive pursuant to this Agreement, other than any accrued wages earned and owed to Executive at the time of termination and/or Severance Payments due prior to the breach, and may recover from Executive all such damages as it may be entitled to at law or in equity.  In addition, Executive acknowledges that any such breach may result in irreparable harm to the Company.  The Company shall be entitled to seek specific performance of the covenants in this Section 6, including entry of a temporary restraining order in state or federal court, preliminary and permanent injunctive relief against activities in violation of this Section 6, or both, or other appropriate judicial remedy, writ or order, in addition to any damages and legal expenses which the Company or any Affiliate may be legally entitled to recover.  Executive acknowledges and agrees that the covenants in this Section 6 shall be construed as agreements independent of any other provision of this Agreement or any other agreement between the Company or any Affiliate and Executive, and that the existence of any claim or cause of action by Executive against the Company or any Affiliate, whether predicated upon this Agreement or any other agreement, shall not constitute a defense to the enforcement by the Company or any Affiliate of such covenants.

SECTION 7.          MISCELLANEOUS

A.          Notices.  Notices and all other communications shall be in writing and shall be deemed to have been duly given when personally delivered, the next day if by facsimile transmission and/or overnight delivery by a recognized overnight carrier (such as Federal Express or UPS) or three (3) days when mailed by United States postal service, registered or certified mail with a copy to the addressee by email.  Notices to the Company shall be sent to:

To Executive:

Mr. Jack Ezzell

.com

Copy to:

.com

To the Company:

One Water Marine Holdings, LLC
Attn: Mitchell W. Legler, Chairman
4471 Legendary Dr.
Destin, Florida 32541

Copy to:

Michael Gold, Esq
6515 Shiloh Rd. Ste 100
Alpharetta, GA 30005

Notices and communications to Executive shall be sent to the address Executive most recently provided to the Company.

B.          No Waiver.  No failure by either the Company or Executive at any time to give notice of any breach by the other of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of any provisions or conditions of this Agreement.

C.          Governing Law.  This Agreement shall be governed by Georgia law without reference to the choice of law principles thereof.

D.          Assignment; Parties.  This Agreement shall be binding upon and inure to the benefit of the Company and any successor in interest to the Company. The Company may assign this Agreement to any affiliate or successor that acquires all or substantially all of the assets and business of the Company or a majority of the voting interests of the Company, expressly including OWM Public which is hereby declared a third-party beneficiary of this Agreement.  The Company will require any successor (whether direct or indirect, by operation of law, by purchase, merger, consolidation or otherwise to all or substantially all of the business and/or assets of the Company) to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  As used in this Agreement, “Company” shall mean Company as defined above and, unless the context otherwise requires, any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.  Executive’s rights and obligations under this Agreement are personal and shall not be assigned or transferred.  The Executive’s obligations under this Agreement are not assignable. Notwithstanding any assignment by Company nothing herein will eliminate the Company and other obligors from the payment of the amounts due hereunder.

E.          Other Agreements.  This Agreement replaces and merges any and all previous agreements and understandings regarding all the terms and conditions of Executive’s employment relationship with the Company, and this Agreement constitutes the entire agreement between the Company and Executive with respect to such terms and conditions.

F.          Amendment.  No amendment to this Agreement shall be effective unless it is in writing and signed by the Company and by Executive.

G.          Invalidity and Severability.  If any part of this Agreement is held by a court of competent jurisdiction to be invalid or otherwise unenforceable, the remaining part shall be unaffected and shall continue in full force and effect, and the invalid or otherwise unenforceable part shall be deemed not to be part of this Agreement.

H.          Dispute Resolution.  If a dispute arises between the parties as to the proper interpretation or application of this Agreement, or if a party believes that the other party is in violation hereof and the alleged breach is not cured within ten (10) business days after notice from the complaining party to the other party, then unless both of the parties agree in writing to waive the provisions of this Section 7.H, their dispute shall be resolved exclusively by binding arbitration conducted in accordance with the Georgia Arbitration Code (the “Arbitration Rules,” which term shall include any replacement of that code, however designated, and the administrative rules and court decisions implementing or interpreting same), except as may be expressly modified herein.  Judgment on any award rendered by the arbitrator may be entered in the appropriate state court of Fulton County, Georgia having jurisdiction thereof.

(1)          Arbitrator; Venue.  The arbitration shall take place in Atlanta, Georgia before a three (3) panel of arbitrators to be mutually agreed upon by the parties involved in the dispute.  In the event such parties cannot agree on a three (3) panel of neutral arbitrators within ten (10) days after a party calls for the arbitration of a dispute hereunder, each party shall within seven (7) days thereafter select a representative who (i) is currently a circuit court mediator certified under the rules of the Georgia Supreme Court, (ii) is not affiliated with or related to either party or either party’s attorneys or accountants, and (iii) has his or her principal office in Fulton County, Georgia or the adjacent counties. Under no circumstances will the American Arbitration Association be used for this dispute resolution.

(2)          Discovery.  Notwithstanding anything to the contrary contained in Section 682.08 or elsewhere in the Arbitration Rules, the parties shall be permitted full discovery in any arbitration proceedings as provided by the Georgia Rules of Civil Procedure, subject to review by the panel of arbitrators of any allegation of abuse of discovery rights allowed by the Georgia Rules of Civil Procedure.

(3)          Injunctive Relief.  Any party to the arbitration may apply to the panel of arbitrators for the entry of injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved.  Any such injunctive relief shall be in addition to any and all other remedies available to the parties under this Agreement.

(4)          Limitation of Remedies.  The measure of damages under this Agreement in connection with a breach by a party shall be the actual damages sustained by the other party or parties, and the panel of arbitrators is not authorized to award incidental, consequential, treble, punitive or other multiple damages or to modify this Agreement, and the jurisdiction of the arbitrator shall be so limited.

(5)          Costs and Fees.  The arbitrator may, in the panel of arbitrators’ sole and absolute discretion, award to the substantially prevailing party, if any, as determined by the arbitrator, all of the substantially prevailing party’s costs and fees for the dispute in question. “Costs and fees” mean all reasonable pre-award expenses of the arbitration, including the arbitrator’s fees, out-of-pocket expenses such as courier and copying costs, witness fees, and attorneys’ fees.

(6)          Final Award.  The arbitrator shall in every case make a reasoned award, which shall be final and conclusive except as otherwise provided in the Arbitration Rules, and the failure of the arbitrator to make a reasoned award shall be grounds for vacating the award upon the motion of either party pursuant to Section 682.13 of the Arbitration Rules.

(7)          Disability.  Physical incapacity of Executive, if questioned by the Company and disputed by Executive, shall be determined as a factual matter in accordance with this Section 7.H following the procedures set forth above.  Mental incapacity of Executive, if questioned by the Company and disputed by Executive, shall be determined in accordance with Georgia law, except that:

(a)          Executive shall be represented by an attorney employed by Executive and compensated by the Company, rather than by a judicially appointed attorney.

(b)          All required appointments, orders and findings shall be made by the arbitrator rather than the court, except that an order of the court may be sought to enforce or appeal the results of arbitration.

(c)          All costs of arbitration to determine Executive’s mental incapacity, including all experts’ fees and expenses and the attorney’s fees and expenses of both parties, shall be paid by the Company.

(8)          Confidentiality.  Neither a party nor the arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both parties, except as may be required by law to be filed in court or in order to appeal or enforce the award.

(9)          Joint and Several Liability.  The Company and its Affiliates shall be jointly and severally liable for any awards (and judgments thereon) entered in Executive’s favor.

I.          Counterparts.  This Agreement may be executed in counterparts each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

J.          Section 409A.  The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered consistent with such intent.

(1)          For purposes of Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.  Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within sixty calendar days following the Termination Date”), the actual date of payment within the specified period shall be within the sole discretion of the Company.  In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement that is considered non-qualified deferred compensation.

(2)          In addition, notwithstanding anything in this Agreement to the contrary, if at the time of Executive’s “separation from service” the Company determines that Executive is a “specified employee” (such terms within the meaning of Section 409A), then to the extent any payment or benefit that Executive becomes entitled to under this Agreement on account of Executive’s separation from service would be considered deferred compensation otherwise subject to the twenty percent (20%) additional tax imposed pursuant to Section 409A, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (i) six (6) months and one day after your separation from service, or (ii) Executive’s death.  If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

(3)          With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; provided, that this clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect; and (iii) such payments shall be made on or before the last day of the taxable year following the taxable year in which the expense was incurred.

[SIGNATURE PAGE OF EMPLOYMENT AGREEMENT]

IN WITNESS WHEREOF, the Company (for itself and each of its Affiliates) and Executive have executed this Agreement effective as of the Effective Date.

Company:

ONE WATER MARINE HOLDINGS, LLC

By:	/s/ Austin Singleton
Austin Singleton, CEO

Executive:

/s/ Jack Ezzell
JACK EZZELL

Joinder

By signing below, the undersigned OneWater Marine Inc., a Delaware corporation, does hereby agree to be bound by the terms of the preceding agreement as apply to the undersigned.

Dated as of the date of the foregoing agreement.

ONEWATER MARINE INC.

By:	/s/ Austin Singleton
Austin Singleton, CEO

Exhibit A

SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT (hereinafter, the “Separation Agreement”) is made and entered into this ______ day of _________________, 20___, by and between ONE WATER MARINE HOLDINGS, LLC, a Delaware limited liability company (which, together with all of its affiliates including, without limitation, OneWater Marine Inc., a Delaware corporation, is called “Employer”) and JACK EZZELL (who, together with his heirs, assigns, executors and administrators are collectively referred to as “Employee”).

Background Facts:

Employee’s employment by Employer is terminating, and both parties wish to amicably end their employment relationship and to fully and finally settle all existing or potential claims and disputes Employee has or may have against or with regard to Employer, or Employer may have against Employee, whether known or unknown and whenever arising including, without limitation any claims for additional or return compensation (“Claims”).

NOW THEREFORE, in consideration of the mutual benefits to be derived herefrom, the parties hereto agree that the Background Facts are true and correct and do further agree as follows:

1.          Obligations of Employer.

(a)          Severance.  In consideration of the parties’ agreement to the terms herein, Employer shall provide to Employee the Severance described in Section 5.B of the Employment Agreement between the Employee and Employer having an Effective Date of February 11, 2020 (the “Employment Agreement”).

(b)          Release.  Employer, which for purposes of this Section 1 shall include its subsidiaries, parent companies, affiliates, directors, officers, attorneys, representatives and agents, waives and releases Employee from all Claims, from any claims, demands, damages, lawsuits, obligations, promises, administrative actions, charges, and causes of action, both known and unknown, in law or in equity, of any kind whatsoever, including, but not limited to, all matters relating to or arising out of Employee’s employments with Employer; excluding, however, Employee’s obligations hereunder. Provided however, nothing contained herein waives or releases the Employer’s obligation to be responsible for the defense of any lawsuit and/or claim against the Employee which the Employer would have been obligated to defend and pay for in the event the Employee was still employed with the Employer which will include maintaining any insurance coverage in full force and effect related thereto.

2.          Obligations of Employee.  In consideration of the foregoing, Employee agrees as follows:

(a)          Termination Date.  Employee agrees Employee’s employment with Employer is terminated effective at the close of business on this date.

(b)          Release.  Employee waives and releases Employer, which for purposes of this Section 2 shall include a release of all of Employer’s subsidiaries, parent companies, affiliates, directors, officers, attorneys, representatives and agents, from any Claims, other claims, demands, damages, lawsuits, obligations, promises, administrative actions, charges, and causes of action, both known and unknown, and whenever arising in law or in equity, of any kind whatsoever, including, but not limited to, all matters relating to or arising out of Employee’s employment with Employer including, without limitation, all rights to any unvested deferred compensation and profit allocations.  This waiver and release covers any causes of action or claims under Title VII of the Civil Rights Act of 1964, as amended; the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended; the Age Discrimination in Employment Act of 1967, as amended; the Older Workers’ Benefit Protection Act; the Family and Medical Leave Act of 1993; the Civil Rights Act of 1991; Section 1981 of the Civil Rights Act of 1866, as amended; the Americans with Disabilities Act of 1990; Executive Orders 11246 and 11478; the National Labor Relations Act, as amended; the Fair Labor Standards Act of 1938; as amended; the Equal Pay Act of 1963, as amended; the Consolidated Omnibus Budget Reconciliation Act of 1984 (“COBRA”), as amended; the Georgia Civil Rights Act of 1991; and any other federal or state law or municipal ordinance, including any lawsuits founded in tort (including negligence), contract (oral, written, or implied), or any other common law or equitable basis of action.

(c)Company Information.  Employee shall, immediately return to Employee’s supervisor at Employer’s corporate headquarters, in Atlanta Georgia all “Company Information” in Employee’s possession or control, including but not limited to, business reports and records, client reports and records, customer information, contracts and proposals, files, a rolodex or telephone or computerized listing of customers, any other customers, any other customer lists, internal memoranda concerning any of the above, and all credit cards, door and file keys, computer access codes, software, and other physical or personal property which Employee received, prepared or helped prepare in connection with Employee’s employment with Employer; and Employee shall not make or retain any copies, duplicates, reproductions, or excerpts thereof.  The term “Company Information” as used in this Separation Agreement includes, without limitation, (1) confidential information including, without limitation, information received from third parties under confidential conditions; and (2) other technical, business, or financial information, the use or disclosure of which might reasonably be construed to be contrary to the interests of Employer in a material respect economically. Each breach by Employee of this promise of confidentiality shall be a material breach of this Separation Agreement.

3.          Non-Admission.  Neither this Separation Agreement, nor anything contained herein, is to be construed as an admission by Employer or Employee of any liability, wrongdoing, or unlawful conduct whatsoever.

4.          Continuing Covenants; Enforcement.  Notwithstanding anything herein to the contrary, Employee agrees that the provisions of Sections 6 (Covenants by Executive) and 7.H (Dispute Resolution) of the Employment Agreement shall remain in full force and effect, subject to any limitations stated therein or otherwise applicable by law or in equity for a period of eighteen months (18) months following termination of employment of the Employee, and Employee shall faithfully fulfill his responsibilities thereunder.   Any violation of such provisions shall, among other remedies, cause a termination of all Severance (as that term is defined in the Employment Agreement) and all other post-termination benefits provided in the Employment Agreement.

5.          Severability.  If any provision of this Separation Agreement is invalidated by a court of competent jurisdiction, then all of the remaining provisions of this Separation Agreement shall continue unabated and in full force and effect.

6.          Entire Agreement.  This Separation Agreement contains the entire understanding and agreement between the parties and shall not be modified or superseded except upon express written consent of the parties to this Separation Agreement. Employee represents and acknowledges that in executing this Separation Agreement, he does not rely and has not relied upon any representation or statement made by Employer, or its agents, representatives and/or attorneys, which is not set forth in this Separation Agreement.

7.          Supersedes Past Agreements.  Except for the terms set forth in the Employment Agreement which are continuing obligations for Employee after termination of employment, which obligations remain in full force and effect, this Separation Agreement supersedes and renders null and void any previous employment agreements or contracts, whether written or oral, between Employee and Employer.

8.          Governing Law; Enforcement.  This Separation Agreement shall be governed by the laws of the State of Georgia.  In the event of litigation arising from this Separation Agreement the attorneys’ fees and expenses of the prevailing party shall be paid by the losing party.  Any action to enforce or construe this Separation Agreement shall be brought solely in the state or federal courts sitting in Fulton County, Georgia, and both parties consent to the exclusive jurisdiction and venue of such courts.

9.          Opportunity to Consider and Confer.  Employee and Employer acknowledge that each has had the opportunity to read, study, consider, and deliberate upon this Separation Agreement, have been given the opportunity to consult with counsel or an otherwise competent representative, and both parties fully understand and are in complete agreement with all of the terms of this Separation Agreement.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

[SIGNATURE PAGE OF SEPARATION AGREEMENT]

IN WITNESS WHEREOF, and intending to be legally bound, Employer, by its authorized representative, and Employee execute this Separation Agreement and by signing below voluntarily and with full knowledge of the significance of all of its provisions.

PLEASE READ CAREFULLY.  THIS SEPARATION AGREEMENT, WAIVER AND RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

ONE WATER MARINE HOLDINGS, LLC

By:

JACK EZZELL